ALPINE SERIES TRUST
AMENDMENT NO. 3 TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of this 6th day of December, 2007, to the Transfer Agent Servicing Agreement, dated as of November 18, 2005, as amended as of February 17, 2006 and June 1, 2006 (the “Agreement”), is entered by and between Alpine Series Trust, a Delaware business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

WHEREAS, the Trust intends to create an additional fund; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the Trust and USBFS agree as follows:

Exhibit A, the listing of the fund names, is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Sheldon R. Flamm	By: /s/ Michael R. McVoy

Name: Sheldon R. Flamm	Name: Michael R. McVoy

Title: Vice President/Treasurer	Title: Executive Vice President

Exhibit A
to the
Alpine Series Trust Transfer Agent Servicing Agreement

Fund Names

Separate Series of Alpine Series Trust

Name of Series	Date Added
Alpine Dynamic Balance Fund	06/06/01
Alpine Dynamic Dividend Fund	08/28/03
Alpine Dynamic Financial Services Fund	11/01/05
Alpine Dynamic Innovators Fund	07/11/06
Alpine Dynamic Transformations Fund	on or after 12/31/07